Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2019 RESULTS

COLUMBUS, Ohio - August 8, 2019 - Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”) today announced results for the second quarter ended June 30, 2019.

Strong sales growth continued in the second quarter of 2019, led by increased demand from North American heavy-duty truck customers. Net sales increased $12.6 million or 18.4% and $21.9 million or 16.6% for the second quarter and first half of 2019 compared to the same periods last year. Product sales, excluding tooling sales, increased 15.7% and 17.6% for the second quarter and first half of 2019 compared to the same periods in 2018.

The Company had net income of $0.2 million in the second quarter of 2019 and a net loss of $3.6 million in the first half of 2019 compared to net income of $0.4 million and $1.0 million for the second quarter and first half of 2018. “The entire Core team has done an outstanding job of managing the significant change that is experienced by executing a turnaround and it shows in the results. We have returned the Company to profitability in the second quarter of 2019 which is the first profitable quarter since last year at this time,” said David Duvall, President and Chief Executive Officer. “We initiated our turnaround plan in December 2018, and our top priority was to meet customer demand by improving equipment uptime and reducing employee turnover. In the first quarter we reported significant progress toward this priority. I am pleased to say that in the second quarter we further improved customer on-time delivery and are beginning to realize the financial benefits of the improvements. Now that we are meeting our customers’ high demands we are able to focus on accelerating the foundational business improvements,” Duvall continued.

Second Quarter 2019 Compared to Second Quarter 2018:

•	Net sales were $81.2 million compared to $68.6 million.

•	Product sales were $75.4 million compared to $65.2 million.

•	Gross margin was 10.5% compared to 11.5%.

•	Selling, general and administrative expenses were $7.2 million compared to $6.5 million.

•	Operating income was $1.3 million compared to $1.4 million.

•	Net income was $0.2 million, or $0.03 per diluted share, compared to $0.4 million, or $0.06 per diluted share.

First Half 2019 Compared to First Half 2018:

•	Net sales were $153.5 million compared to $131.6 million.

•	Product sales were $146.9 million compared to $124.9 million.

•	Gross margin was 7.6% compared to 12.0%.

•	Selling, general and administrative expenses were $14.4 million compared to $13.2 million.

•	Operating loss was $2.7 million compared to operating income of $2.5 million.

•	Net loss was $3.6 million, or $0.47 per diluted share, compared with net income of $1.0 million, or $0.12 per diluted share.

Exhibit 99.1

Second quarter and first half 2019 gross margin were negatively affected by operational inefficiencies and higher costs compared to the same period in the prior year, but have improved compared to the first quarter of 2019. “The turnaround plan the Company is currently undertaking has improved profitability compared to the first quarter of 2019 and is moving us back toward prior year levels,” said John Zimmer, Chief Financial Officer. “The Company recorded much lower customer chargebacks in the second quarter of 2019 compared to the first quarter of 2019 which was a direct result of meeting customers’ demand. We also saw an improvement in manufacturing efficiency, although we expect more improvement from this area as the turnaround plan continues,” Zimmer concluded.

Selling, general and administrative expenses increased in the second quarter and first half of 2019 compared to the same periods of 2018 due to higher spending on labor, travel and insurance costs. For the first half of 2019 the Company also had higher professional fees compared to the same period in 2018 as the Company utilized third party technical resources to assist in stabilizing its business. The Company completed the use of the technical resources in the first quarter of 2019 and did not have similar costs in the second quarter of 2019.

Financial Position at June 30, 2019:

•	Total assets of $201.9 million.

•	Total debt of $59.1 million.

•	Stockholders’ equity of $96.0 million.

The Company’s debt to equity ratio is 62%. The Company’s debt obligations contain a covenant provision related to fixed charge coverage. As of June 30, 2019, the Company was in compliance with its debt covenant, however, due to uncertainty of timing of improvements with the ongoing turnaround the Company is undertaking, management continues to monitor the Company's ability to meet this covenant in the future and the possible need for additional capital.

Outlook
Based on industry analysts’ projections and customer forecasts, the Company expects sales levels for the full year 2019 to remain strong. ACT Research is projecting 2019 heavy-duty truck production levels to be approximately 342,000 units compared to 324,000 units in 2018. ACT projects a slight softening in the second half of 2019 with heavy duty truck production decreasing 12% compared to the first half of 2019.

“The combined efforts of every employee across all plants were instrumental in the 30% improvement of our on time delivery over the past two quarters. This improvement allows us to further focus on operational improvements such as productivity and scrap reduction that should yield operational and financial improvements,” said Eric Palomaki, Executive Vice President of Operations. “We have seen a strong adoption of the continuous improvement mindset across the organization which is critical to the ongoing success of our turnaround plan,” continued Palomaki.

Duvall concluded, “The organization is excited to see and feel the results of our turnaround plan in all areas of the business, but we also know that we still have a long way to go. We started to see the financial benefits of the turnaround plan in the second quarter and expect to accelerate our operational performance improvements which we anticipate will drive additional financial improvements.”

About Core Molding Technologies, Inc.
Core Molding Technologies is a manufacturer of sheet molding compound ("SMC") and molder of thermoset and thermoplastic products. The Company operates in one operating segment as a molder of thermoplastic and thermoset (plastic) structural products. The Company's operating segment consists of two component reporting units, Core

Exhibit 99.1

Traditional and Horizon Plastics. The Company produces and sells molded products for varied markets, including medium and heavy-duty trucks, automobiles, marine, construction and other commercial markets. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of SMC, bulk molding compounds (BMC), resin transfer molding (RTM), liquid molding of dicyclopentadiene (DCPD), spray-up and hand-lay-up, glass mat thermoplastics (GMT), direct long-fiber thermoplastics (D-LFT) and structural foam and structural web injection molding (SIM). Core Molding Technologies has its headquarters in Columbus, Ohio, and operates production facilities in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; Matamoros and Escobedo, Mexico; and Cobourg, Ontario, Canada. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control.  Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico and Canada; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions, including the recent acquisition of Horizon Plastics; the risk that the integration of Horizon Plastics may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the acquisition of Horizon Plastics may not be fully realized within the expected timeframe; revenues following the acquisition of Horizon Plastics may be lower than expected; customer and employee relationships and business operations may be disrupted by the acquisition of Horizon Plastics; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2018 Annual Report on Form 10-K.

Exhibit 99.1

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

(See Accompanying Tables)

Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30,
	2019	2018	2019	2018
Net sales:
Products	$75,440	$65,225	$146,892	$124,937
Tooling	5,807	3,376	6,621	6,710
Total net sales	81,247	68,601	153,513	131,647

Total cost of sales	72,756	60,704	141,872	115,864

Gross margin	8,491	7,897	11,641	15,783

Total selling, general and administrative expense	7,224	6,479	14,390	13,239

Operating income (loss)	1,267	1,418	(2,749)	2,544

Other income and expense
Interest expense	869	624	1,765	1,073
Net periodic post-retirement benefit cost	(24)	(12)	(48)	(24)
Total other income and expense	845	612	1,717	1,049

Income (loss) before income taxes	422	806	(4,466)	1,495

Income tax expense (benefit)	213	361	(830)	532

Net income (loss)	$209	$445	$(3,636)	$963

Net income (loss) per common share:
Basic	$0.03	$0.06	$(0.47)	$0.12
Diluted	$0.03	$0.06	$(0.47)	$0.12
Weighted average shares outstanding:
Basic	7,822	7,743	7,786	7,727
Diluted	7,864	7,800	7,786	7,800

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of 6/30/2019 (Unaudited)	As of 12/31/2018
Assets:
Cash	$533	$1,891
Accounts Receivable, net	48,213	45,468
Inventories, net	23,967	25,765
Other Current Assets	5,412	7,178
Right of Use Asset	3,770	—
Property, Plant and Equipment, net	81,254	80,657
Goodwill	21,476	21,476
Intangibles, net	14,439	15,413
Other Long-Term Assets	2,832	3,350
Total Assets	$201,896	$201,198

Liabilities and Stockholders' Equity
Current Portion of Long-Term Debt	$3,669	$3,230
Accounts Payable	23,552	25,450
Contract Liabilities	2,053	1,686
Compensation and Related Benefits	6,315	5,154
Accrued Other Liabilities	5,303	4,671
Lease Liability	2,679	—
Long-Term Debt	35,328	37,784
Revolving Debt	20,103	17,375
Post Retirement Benefits Liability	6,910	6,919
Stockholders' Equity	95,984	98,929
Total Liabilities and Stockholders' Equity	$201,896	$201,198